Exhibit 99.1

VERTEX ENERGY, INC. ANNOUNCES $25 MILLION PRIVATE PLACEMENT OF CONVERTIBLE PREFERRED STOCK

HOUSTON, TX – June 19, 2015 – Vertex Energy, Inc., (“Vertex Energy” or “the Company”) (NASDAQ: VTNR), today announced that it has entered into a definitive Securities Purchase Agreement pursuant to which the Company will issue and sell in a private placement to accredited investors (i) convertible preferred stock in an aggregate principal amount of $25.0 million (the “Preferred Stock”), and (ii) warrants for the purchase of 4.0 million shares of the Company’s common stock (the “Warrants”). The net cash proceeds will be used to repay $15.1 million of the Company’s outstanding senior debt and the remaining proceeds will be used for working capital purposes.

The Preferred Stock will accrue dividends at a rate of 6% per annum and will be convertible into shares of common stock at a conversion price of $3.10 per share. The Preferred Stock matures 5 years from the closing date. The Warrants will have a term of five and a half years, are non-exercisable until 185 days post-closing, and have an exercise price of $2.92 per share.

The Company is required to file a registration statement with the SEC for the common stock underlying the Preferred Stock and the Warrants within 30 days after closing the transaction. The transaction includes closing conditions and other terms typical of a transaction of this type, the full description of which can be reviewed in documents attached to the Company’s Current Report on Form 8-K concurrently being filed with the SEC.

The Preferred Stock and Warrants were offered and sold in a private placement pursuant to Section 4(a)(2) of the Securities Act of 1933, as amended, and Regulation D promulgated thereunder. The Preferred Stock, the Warrants and the common stock issuable upon the conversion of the Preferred Stock and the exercise of the Warrants have not been registered under the Securities Act or state securities laws and may not be offered or sold in the United States absent registration with the SEC or an applicable exemption from such registration requirements.

Craig-Hallum Capital Group LLC is acting as exclusive placement agent for the transaction.

Vertex Energy, Inc. (NASDAQ: VTNR) is a leading environmental services company that recycles industrial waste streams and off-specification commercial chemical products. Its primary focus is recycling used motor oil and other petroleum by-product streams. Vertex purchases these streams from an established network of local and regional collectors and generators. Vertex also manages the transport, storage and delivery of the aggregated feedstock and product streams to end users, and manages the re-refining of a portion of its aggregated petroleum streams in order to sell them as higher-value end products. Vertex sells its aggregated petroleum streams as feedstock to other re-refineries and fuel blenders or as replacement fuel for use in industrial burners. The re-refining of used motor oil that Vertex manages takes place at its facility, which uses a proprietary Thermal Chemical Extraction Process (“TCEP”) technology. Based in Houston, Texas, Vertex also has offices in California, Chicago, Georgia, Nevada, and Ohio. More information on Vertex can be found at www.vertexenergy.com.

Forward Looking Statements

This press release may contain forward-looking statements, including information about management's view of Vertex Energy's future expectations, plans and prospects, within the safe harbor provisions under The Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "believes," "expects," "intends," "plans," "anticipates," or "may," and similar conditional expressions are intended to identify forward-looking statements within the meaning of the Act, and are subject to the safe harbor created by the Act. Any statements made in this news release other than those of historical fact, about an action, event or development, are forward-looking statements. These statements involve known and unknown risks, uncertainties and other factors, which may cause the results of Vertex Energy, its divisions and concepts to be materially different than those expressed or implied in such statements. These risk factors and others are included from time to time in documents Vertex Energy files with the Securities and Exchange Commission, including but not limited to, its Form 10-Ks, Form 10-Qs and Form 8-Ks. Other unknown or unpredictable factors also could have material adverse effects on Vertex Energy's future results. The forward-looking statements included in this press release are made only as of the date hereof. Vertex Energy cannot guarantee future results, levels of activity, performance or achievements. Accordingly, you should not place undue reliance on these forward-looking statements. Finally, Vertex Energy undertakes no obligation to update these statements after the date of this release, except as required by law, and also takes no obligation to update or correct information prepared by third parties that are not paid for by Vertex Energy.

Contact:
Porter, LeVay & Rose, Inc.
Marlon Nurse, DM, 212-564-4700
SVP – Investor Relations